Exhibit 11

			       Xerox Corporation

		  Computation of Net Income Per Common Share
      (Dollars in millions, except per-share data; shares in thousands)

							  Three months ended
								 March 31,
							      1998     1997

I. Basic Net Income Per
     Common Share

   Income from continuing operations                      $    301 $    270
   Accrued dividends on ESOP preferred stock, net              (11)     (11)
   Adjusted income from continuing operations                  290      259
   Discontinued operations                                    (190)       -
   Adjusted net income                                    $    100 $    259

   Average common shares outstanding
     during the period                                     326,870  323,857
   Common shares issuable with respect
     to exchangeable shares                                  1,694    1,914
   Adjusted average shares outstanding
     for the period                                        328,564  325,771

   Basic earnings per share:
     Continuing operations                                $   0.88 $   0.79
     Discontinued operations                                 (0.58)       -
   Basic earnings per share                               $   0.30 $   0.79


II. Diluted Net Income Per
    Common Share

   Income from continuing operations                      $    301 $    270
   ESOP expense adjustment, net of tax                           1       (1)
   Interest on convertible debt, net of tax                      1        1
   Adjusted income from continuing operations                  303      270
   Discontinued operations                                    (190)       -
   Adjusted net income                                    $    113 $    270

   Average common shares outstanding
     during the period                                     326,870  323,857
   Stock options, incentive and
     exchangeable shares                                     6,029    7,657
   Convertible debt                                          2,644    2,644
   ESOP preferred stock                                     26,989   27,575
   Adjusted average shares outstanding
     for the period                                        362,532  361,733

   Diluted earnings per share:
     Continuing operations                                $   0.84 $   0.75
     Discontinued operations                                 (0.52)       -
   Diluted earnings per share                             $   0.32 $   0.75